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                           MARSHALL & ILSLEY CORPORATION            Exhibit 12
                  Computation of Ratio of Earnings to Fixed Charges
                                    ($000's)
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                                               Six
                                              Months
                                               Ended                   Years Ended December 31,
                                              June 30, ------------------------------------------------------
Earnings:                                      1996       1995       1994       1993       1992       1991
                                            ---------- ---------- ---------- ---------- ---------- ----------
  Earnings before income taxes,
   extraordinary items and cumulative
   effect of changes in
   accounting principles                    $  149,383 $  299,879 $  167,803 $  264,584 $  231,792 $ 186,738

  Fixed charges, excluding
    interest on deposits                        51,389    108,683     77,074     47,905     50,687    66,641
                                             ---------- ---------- ---------- ---------- ---------- ----------
      Earnings including fixed charges
        but excluding interest on deposits     200,772    408,562    244,877    312,489    282,479   253,379

  Interest on deposits                         175,115    331,734    255,861    272,100    334,443   448,757
                                             ---------- ---------- ---------- ---------- ---------- ----------
      Earnings including fixed charges
        and interest on deposits            $  375,887 $  740,296 $  500,738 $  584,589 $  616,922 $ 702,136
                                             ========== ========== ========== ========== ========== ==========

Fixed Charges:

  Interest Expense:

    Short-term borrowings                   $   22,803 $   47,740 $   39,681 $   18,010 $   17,606 $  32,065

    Long-term borrowings                        24,968     53,709     30,537     23,088     26,439    27,770

    One-third of rental expense for
      all operating leases (the amount
      deemed representative of the
      interest factor)                           3,618      7,234      6,856      6,807      6,642     6,806
                                             ---------- ---------- ---------- ---------- ---------- ----------
    Fixed charges excluding
      interest on deposits                      51,389    108,683     77,074     47,905     50,687    66,641

    Interest on deposits                       175,115    331,734    255,861    272,100    334,443   448,757
                                             ---------- ---------- ---------- ---------- ---------- ----------
    Fixed charges including
      interest on deposits                  $  226,504 $  440,417 $  332,935 $  320,005 $  385,130 $ 515,398
                                             ========== ========== ========== ========== ========== ==========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                  3.91x      3.76x      3.18x      6.52x      5.57x     3.80x

  Including interest on deposits                  1.66x      1.68x      1.50x      1.83x      1.60x     1.36x

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